Exhibit 23.2

                          CONSENT OF KPMG LLP

The Board of Directors
Galileo International, Inc.

     We consent to the incorporation by reference in the Registration Statement on Form S-8 of Galileo International, Inc. of our report dated February 1, 1999 relating to the consolidated balance sheets of Galileo International, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Galileo International, Inc.

                                                       KPMG LLP

Chicago, Illinois
April 29, 1999